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                                                                     Exhibit 4.3


                         SECOND SUPPLEMENTAL INDENTURE

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 19, 1997, is executed by DAVID MANUFACTURING CO. ("DMC"), an Iowa corporation and wholly-owned subsidiary of THE GSI GROUP, INC., a Delaware corporation (the "Company"), for the sole purpose of granting a guarantee under the Indenture (as amended from time to time, the "Indenture"), dated as of November 1, 1997, with respect to the Company's 10 1/4% Senior Subordinated Notes due 2007 (the "Notes"), entered into by the Company and LASALLE NATIONAL BANK, as trustee (the "Trustee").

                             PRELIMINARY STATEMENT

     The Company and the Trustee have entered into the Indenture. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

     Section 13.03 of the Indenture expressly provides that any person who was not a Guarantor at the time the Indenture was executed can become a Guarantor by executing a supplemental indenture. Pursuant to such Section 13.03 of the Indenture, DMC executes this Second Supplemental Indenture to become a Guarantor of the Company's Notes. DMC has, by Board Resolution, authorized this Second Supplemental Indenture. The Trustee has determined that this Second Supplemental Indenture is in form satisfactory to it.

     NOW, THEREFORE, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes issued under the Indenture from and after the date of this Second Supplemental Indenture, as follows:

     Section 1.  Guarantee on the Notes.

     DMC hereby subjects itself to the provisions of the Indenture as a Guarantor in accordance with Article XIII of the Indenture.

     Section 2.  Counterparts

     This Second Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

     IN WITNESS WHEREOF, DMC has caused this Second Supplemental Indenture to be duly executed by its officers as of the day and year first above written.

                                        DAVID MANUFACTURING CO.


                                        By: /s/ Russ Mello
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                                        Name: Russ Mello
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                                        Its:
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